4% CONVERTIBLE SUBORDINATED DEBENTURE

THE DEBENTURE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

No. __	$___________

NAPRO BIOTHERAPEUTICS, INC.

4% CONVERTIBLE SUBORDINATED DEBENTURE

DUE FEBRUARY 13, 2007

[five years from issuance]

NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), for value received hereby promises to pay to ____________ or its registered assigns ("Holder") the principal sum of __________________ Dollars ($___________) at the Company's office or agency for said purpose in New York, New York on February __, 2007 in such coin or currency (or, as provided herein, in shares of Common Stock) of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts at the last address of the Holder last appearing on the Register (as defined herein).

This Debenture is one of a duly authorized issue of 4% Convertible Subordinated Debentures, due February 12, 2007 of the Company (each, a "Debenture" and collectively, the "Debentures") referred to in the Securities Purchase Agreement (the "Purchase Agreement"), dated as of February 13, 2002, by and among the Company and the Purchasers listed on Exhibit A thereto. The Debentures are subject to the terms and conditions of the Purchase Agreement. The Company agrees to issue from time to time replacement Debentures in the form hereof to facilitate any transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to issue replacement Debentures for securities which have been lost, stolen, mutilated or destroyed.

The Company shall keep at its principal office a register (the "Register") in which shall be entered the names and addresses of the registered holders of the Debentures and particulars of the respective Debentures held by them and of all transfers of such Debentures. References to the "Holder" or "Holders" shall mean the Person listed in the Register as the payee of any Debenture unless the payee shall have presented such Debenture to the Company for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of the Debentures shall be proven by the Register, absent manifest error. For the purpose of paying interest and principal on the Debentures, the Company shall be entitled to rely on the names and addresses in the Register.

No provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Debenture at the place, times, rate, and in the currency, herein prescribed.

The principal amount of this Debenture shall bear interest at the rate of 4% per annum (the "Interest Rate"). The interest shall accrue daily from the most recent Interest Payment Date (as defined below) to which interest has been paid on this Debenture, or if no interest has been paid on this Debenture from the date hereof until payment in full of the principal amount has been made. Interest is payable in cash or an equivalent value of the Company's Common Stock, valued for purposes of any such interest payments at a value per share equal to the average Per Share Market Value over the twenty (20) consecutive Trading Days immediately prior to the applicable Interest Payment Date, subject to certain conditions contained herein, semi-annually on August 15 and February 15 of each year (each, an "Interest Payment Date"), commencing on August 15, 2002, to the Holder hereof until the principal amount and any interest due hereunder is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid or delivered to the Holder of this Debenture at the close of business on the Record Date for the interest payable on such Interest Payment Date. The "Record Date" for any interest payment is the close of business on August 1 or February 1, as the case may be, whether or not a Business Day, immediately preceding the Interest Payment Date on which such interest is payable.

Any amounts that have become due and payable hereunder and remain unpaid by the Company shall accrue interest thereafter until payment in full of such amount at the rate of ten percent (10%) (the "Default Rate") per annum and shall be payable upon demand by the Holder.

Interest, whether at the Interest Rate or the Default Rate, will be computed on the basis of a fraction, the denominator of which is 365 (or 366 for any leap year) and the numerator of which is the actual number of days elapsed from the date such interest begins to accrue, in the case of the Interest Rate, or becomes due and payable, in the case of the Default Rate.

Each of the Interest Rate and the Default Rate shall be effective both before and after any judgment may be rendered in a court of competent jurisdiction, provided, however, that if either the Interest Rate or Default Rate is deemed by a court of competent jurisdiction to be in excess of the amount permitted to be charged by the Company under applicable laws, the Holder shall be entitled to collect an Interest Rate or Default Rate, as the case may be, only at the highest rate permitted by law.

The principal of, and any interest paid in cash on, this Debenture are payable in coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, at the address of the Holder last appearing on the Register, except that (i) the principal amount of this Debenture may be converted into shares of Common Stock as further provided herein, and (ii) interest due on the principal amount, if any (but not interest overdue for more than five (5) Business Days), may, at the Company's option, be paid in shares of Common Stock, valued for purposes of any such interest payments at a value per share equal to the average Per Share Market Value over the twenty (20) consecutive Trading Days immediately prior to the applicable Interest Payment Date. It shall be assumed that the Company shall elect to make all payments of interest in shares of Common Stock, unless the Company shall have given written notice to each Holder not less than one (1) calendar week prior to the applicable Interest Payment Date of its intention to pay such interest in cash. Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of the interest on principal if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all other purposes is insufficient to pay interest hereunder in shares of Common Stock or there is an insufficient number of authorized shares of Common Stock reserved for issue upon full conversion of all of the Debentures issued pursuant to the Purchase Agreement; (ii) such shares are not either registered for resale pursuant to a Registration Statement (as defined in the Registration Rights Agreement (as defined herein)) or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance acceptable to the Holder and the transfer agent for such shares; (iii) such shares are not listed or quoted on Nasdaq or a Subsequent Market; or (iv) an Event of Default has occurred and is continuing or an event that, with the passage of time or giving of notice or both or otherwise would constitute an Event of Default, has occurred and is continuing.

Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to issue upon conversion of this Debenture (whether pursuant to Section 4.2 or otherwise) a number of shares of Common Stock in excess of the Maximum Share Amount (as defined herein).

  DEFINITIONS

    Certain Terms Defined. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Debenture shall have the respective meanings specified below. All accounting terms used herein and not expressly defined shall have the meanings given to them in accordance with generally accepted accounting principles. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement. The terms defined in this Section 1.1 include the plural as well as the singular.

    "Abbott" means Abbott Laboratories, an Illinois corporation.

    "Abbott Loan Agreement" means that certain Loan and Security Agreement effective as of July 26, 1999, between the Company and Abbott.

    "Acceleration Notice" has the meaning set forth in Section 3.1.

    "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

    "Appraiser" means a nationally recognized investment banking firm or firm of independent certified public accountants of recognized standing.

    "Automatic Conversion" has the meaning set forth in Section 5.1(a).

    "Automatic Conversion Date" has the meaning set forth in Section 5.2.

    "Automatic Conversion Event" has the meaning set forth in Section 5.1(a).

    "Automatic Conversion Notice" has the meaning set forth in Section 5.2.

    "Average Price" on any date means (i) the sum of the Per Share Market Value for the twenty (20) Trading Days immediately preceding such date, divided by (ii) twenty (20), or a similar calculation if another figure for the number of Trading Days is set forth for clause (i) of this definition.

    "Board of Directors" means either the Board of Directors of the Company or any committee of such Board duly authorized to act hereunder.

    "Business Day" means any day except a Saturday, Sunday and any day on which banking institutions in the State of Colorado generally are authorized or required by law or other governmental actions to close.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the Original Issue Date, including, without limitation, all Common Stock and all Preferred Stock.

    "Cash" of any Person means cash and cash equivalents of such Person as reported in the financial statements of such Person prepared in accordance with generally accepted accounting principles.

    "Closing" has the meaning set forth in the Purchase Agreement.

    "Closing Date" has the meaning set forth in the Purchase Agreement.

    "Common Stock" means the common stock, par value $0.0075 per share, of the Company.

    "Company" has the meaning set forth in the first paragraph hereof.

    "Company Conversion Indebtedness Notice" has the meaning set forth in Section 4.3.

    "Conversion Date" has the meaning set forth in Section 4.5(a).

    "Conversion Indebtedness" means all Senior Indebtedness incurred by the Company after the Closing, except any Senior Indebtedness incurred by the Company or any Subsidiary of the Company pursuant to (i) the Abbott Loan Agreement (provided any such Senior Indebtedness incurred pursuant to the Abbott Loan Agreement does not exceed an aggregate of Twenty Million Dollars ($20,000,000)), (ii) any equipment loan or leasing arrangement, real property loan, mortgage or leasing arrangement or other similar asset-backed loan, mortgage or leasing arrangement (including any loan secured by prepaid insurance that is incurred by the Company in the ordinary course of business consistent with past practice), or (iii) any other Senior Indebtedness that is approved in writing by the Holders of more than fifty percent (50%) of the principal amount of the Debentures then outstanding.

    "Conversion Indebtedness Repurchase Price" has the meaning set forth in Section 4.3.

    "Conversion Price" has the meaning set forth in Section 4.2(a).

    "Debenture" or "Debentures" has the meaning set forth in the second paragraph hereof.

    "Debenture Shares" has the meaning set forth in the Purchase Agreement.

    "Default Rate" has the meaning set forth in the sixth paragraph hereof.

    "Event of Default" has the meaning set forth in Section 3.1.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in the United States, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "Holder", "Holder of Debentures", "Debentureholder" or other similar terms means the registered holder of any Debenture.

    "Holder Conversion Indebtedness Notice" has the meaning set forth in Section 4.3.

    "Incurrence" or "incurrence" means the incurrence, creation, assumption or in any other manner becoming liable with respect to, or the extension of the maturity of or becoming responsible for the payment of, any Indebtedness. "Incur" or "incur" shall have a comparable meaning.

    "Indebtedness" of any Person means, at any date, without duplication:

      all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person (i) for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or (ii) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any accounts payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services);
      all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances;
      all obligations and liabilities (contingent or otherwise) of such Person in respect of leases of such Person required, in conformity with GAAP, to be accounted for as capitalized lease obligations on the balance sheet of such Person;
      all obligations and liabilities (contingent or otherwise) as lessee under leases for facility equipment (and related assets leased together with such equipment) and under any lease or related document (including a purchase agreement, conditional sale or other title retention or synthetic lease agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including the obligations under such lease or related document to purchase or cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) or pay an agreed upon residual value of the leased property to the lessor;
      all obligations and liabilities (contingent or otherwise) of such Person with respect to any interest rate or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;
      all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities of such Person (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (e);
      any indebtedness or other obligations described in clauses (a) through (f) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligations secured thereby shall have been assumed by such Person; and
      any and all deferrals, renewals, extensions, refinancings, replacements and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (g).

  "Interest Payment Date" has the meaning set forth in the fifth paragraph hereof.

  "Interest Rate" has the meaning set forth in the fifth paragraph hereof.

  "Maturity Date" means the date on which the principal of a Debenture becomes due and payable as herein provided, whether on the Stated Maturity Date or pursuant to acceleration upon an Event of Default.

  "Maximum Share Amount" means [INSERT PRO RATA PORTION OF (A) 19.9% OF THE NUMBER OF SHARES OUTSTANDING IMMEDIATELY PRIOR TO THE CLOSING DATE, LESS (B) 888,889 SHARES] shares of Common Stock less the number of shares of Common Stock issued from time to time in payment of interest on this Debenture (such numbers to be adjusted from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Closing to the extent consistent with the requirements of Rule 4350(i)(1) of the Nasdaq Marketplace Rules).

  "Nasdaq" means the Nasdaq National Market.

  "Notice of Conversion" has the meaning set forth in Section 4.2(e).

  "Original Issue Date" of any Debenture (or portion thereof) means the earlier of (i) the date of such Debenture and (ii) the date of any Debenture (or portion thereof) for which such security was issued (directly or indirectly) on registration of transfer, exchange or substitution.

  "Payment Blockage Notice" has the meaning set forth in Section 6.2(b).

  "Per Share Market Value" means on any particular date (i) the closing sale price per share of the Common Stock at 4:00 p.m. Eastern Standard Time on such date (as reported by Bloomberg Information Services, Inc., or any successor reporting service) on Nasdaq or, if the Common Stock is not then quoted on Nasdaq, any Subsequent Market on which the Common Stock is then listed or if there is no such price on such date, then the closing sale price at 4:00 p.m. Eastern Standard Time on such exchange or quotation system on the date nearest preceding such date, (ii) if the Common Stock is not listed then on Nasdaq or any Subsequent Market, the closing sale price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holder of this Debenture, whose fees and expenses shall be borne by the Company; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, which additional Appraiser shall be reasonably acceptable to the Holder, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

  "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the date of this Debenture, and includes, without limitation, all classes and series of preferred or preference stock.

  "Principal" or "principal" or "principal amount" wherever used with reference to the Debentures or any Debenture or any portion thereof, shall be deemed to include "and premium or interest, if any."

  "Property" or "property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under generally accepted accounting principles.

  "Purchase Agreement" has the meaning set forth in the second paragraph hereof.

  "Purchase Price" means, with respect to any Debenture, the purchase price paid to the Company upon issuance of such Debenture.

  "Record Date" has the meaning set forth in the fifth paragraph hereof.

  "Register" has the meaning set forth in the third paragraph hereof.

  "Registrable Securities" has the meaning set forth in the Registration Rights Agreement.

  "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of February 13, 2002, among the Company and the Purchasers.

  "Remaining Conversion Indebtedness Price" has the meaning set forth in Section 4.2(d).

  "Reserved Amount" has the meaning set forth in Section 4.9.

  "Rights Plan" has the meaning set forth in Section 4.6(c).

  "Senior Indebtedness" means any Indebtedness of the Company incurred after the Closing Date that (i) the Company designates as Senior Indebtedness by written notice to the Holder or (ii) the instrument creating or evidencing such Indebtedness expressly provides shall be "senior" in right of payment to the Debentures. Notwithstanding the foregoing, the term Senior Indebtedness shall not include (a) the Debentures, (b) any instrument evidencing Indebtedness incurred by the Company or any Subsidiary of the Company after the Closing Date in connection with the issuance or any future issuance of any securities (other than evidencing such Indebtedness, provided such instrument is not convertible into equity) of the Company to any Person, or (c) any Indebtedness to any Subsidiaries of the Company, other than Indebtedness to such Subsidiaries arising by reason of guarantees by the Company of Indebtedness of such Subsidiaries to a Person that is not a Subsidiary of the Company. If any payment made to any holder of any Senior Indebtedness or its representative with respect to such Senior Indebtedness is rescinded or must otherwise be returned by such holder upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the reinstated Indebtedness of the Company arising as a result of such rescission or return shall constitute Senior Indebtedness effective as of the date of such rescission or return.

  "Stated Maturity Date" means February 12, 2007.

  "Subscription Rights" has the meaning set forth in Section 4.6(c).

  "Subsequent Market" means the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

  "Trading Day" means (i) a day on which the Common Stock is traded or quoted on Nasdaq or, if the Common Stock is not then designated on Nasdaq, on such Subsequent Market on which the Common Stock is then listed or quoted, (ii) if the Common Stock is not listed on Nasdaq or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter Market, as reported by the OTC Bulletin Board or (iii) if the Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions or reporting prices); provided, however, that in any event that the Common Stock is not listed or quoted as set forth in (i), (ii) or (iii) hereof, then a Trading Day shall mean any Business Day.

  "Underlying Shares" shall mean those shares of Common Stock (or other securities or property) that would be issuable upon a conversion of the Debentures.

  PAYMENT; THE SECURITIES
    Payment of Principal and Interest. The Company covenants and agrees that it will duly and punctually pay or cause to be paid the principal and interest and interest on overdue principal and interest (to the extent enforceable under applicable law), with respect to each of the Debentures at the place or places, at the respective times and in the manner provided herein.
    Mutilated, Defaced, Destroyed, Lost and Stolen Debentures. In case any temporary or definitive Debenture shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Company shall execute and deliver a new Debenture, bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Debenture or in substitution for the apparently destroyed, lost or stolen Debenture. In the case that a Debenture has been destroyed, lost or stolen, the applicant for a substitute Debenture shall furnish to the Company such security or indemnity as the Company may reasonably require to indemnify and defend and to save the Company harmless from all risks, and shall also furnish to the Company evidence to the Company's reasonable satisfaction of the apparent destruction, loss or theft of such Debenture and of the ownership thereof.

    Upon the issuance of any substitute Debenture, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to such issuance and any other expenses connected therewith. In case any Debenture which has matured or is about to mature, or is being surrendered for conversion in full shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Company may, instead of issuing a substitute Debenture, with the Holder's consent, pay or authorize the payment or conversion of the same (without surrender thereof except in the case of a mutilated or defaced Debenture), if in the case that a Debenture has been destroyed, lost or stolen, the applicant for such payment shall furnish to the Company such security or indemnity as the Company may reasonably require to indemnify and defend and to save the Company harmless from all risks, and, in every case of apparent destruction, loss or theft, the applicant shall also furnish to the Company evidence to the Company's reasonable satisfaction of the apparent destruction, loss or theft of such Debenture and of the ownership thereof.

    Every substitute Debenture issued pursuant to the provisions of this Section by virtue of the fact that any Debenture is apparently destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the apparently destroyed, lost or stolen Debenture shall be at any time enforceable by anyone and shall be entitled to all the benefits of (but shall be subject to all the limitations of rights set forth in) this Debenture equally and proportionately with any and all other Debentures duly authenticated and delivered hereunder. All Debentures shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment or conversion of mutilated, defaced, or apparently destroyed, lost or stolen Debentures and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

    Cancellation of Debentures; Destruction Thereof. All Debentures surrendered for payment, registration of transfer or exchange shall be delivered to the Company for cancellation, and no Debentures shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Debenture. The Company shall destroy canceled Debentures held by it and deliver a certificate of destruction to the Holder, unless otherwise required hereunder. If the Company shall acquire any of the Debentures, such acquisition alone shall not operate as a redemption or satisfaction of the indebtedness represented by such Debentures unless and until such indebtedness is satisfied.
  DEFAULTS
    Event of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following events (each, an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:
      a default in the payment of any interest on any of the Debentures as and when the same shall become due and payable; provided, however, that such default shall not be deemed an Event of Default until it shall have occurred and be continuing for a period of thirty (30) days; or
      a default in the payment of all or any part of the principal of any of the Debentures as and when the same shall become due and payable either at maturity, by declaration or otherwise, whether or not prohibited by any provisions hereof; provided, however, that such default shall not be deemed an Event of Default until it shall have occurred and be continuing for a period of thirty (30) days; or
      a failure on the part of the Company to duly observe or perform any of the covenants or agreements on the part of the Company contained in this Debenture (including the failure to issue Common Stock upon conversion of this Debenture in accordance with the terms hereof) for a period of 60 days after the date on which written notice thereof has been given to the Company by the Holder; or
      a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrate (or similar official) of the Company or any of its Subsidiaries or for any substantial part of the property of the Company or any of its Subsidiaries or ordering the winding up or liquidation of the affairs of the Company or any of its Subsidiaries, and such decree or order shall remain unseated and in effect for a period of sixty (60) consecutive days; or
      the Company or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrate (or similar official) of the Company or any of its Subsidiaries or for any substantial part of the property of the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall make any general assignment for the benefit of creditors; or
      a failure on the part of the Company to pay the purchase price on any of the Debentures when due, whether or not prohibited by the subordination provisions (including those in Article VI) of the Debenture; provided, however, that such default shall not be deemed an Event of Default until it shall have occurred and be continuing for a period of thirty (30) days;
      a failure on the part of the Company to provide timely notice of the occurrence of an event set forth in Section 4.7(b) or 4.7(c) hereof;
      any Indebtedness for money borrowed by the Company or a Subsidiary of the Company in an outstanding principal amount in excess of $2,500,000 is not paid at final maturity or upon acceleration and such Indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) days; provided, however, that this Section 3.1(h) shall not apply to any default in the repayment of any Indebtedness outstanding under the Abbott Loan Agreement, upon acceleration thereof, if the Company contests such acceleration in good faith; and provided further, however, that any such contested acceleration under the Abbott Loan Agreement shall automatically be deemed an Event of Default under this Agreement if such contested acceleration has not been cured or rescinded within six (6) months; or
      (A) a material breach by the Company of a representation or warranty that is not qualified as to materiality made by the Company in the Purchase Agreement, (B) a breach by the Company of a representation or warranty that is qualified as to materiality made by the Company in the Purchase Agreement, or (C) a material breach by the Company of a covenant made by the Company in the Purchase Agreement; provided that an Event of Default shall exist with respect to breaches occurring under clauses (A) or (B) hereof only with respect to breaches as to which written notice has been given by the Holder to the Company within two years of the Closing Date;

    then, in each and every such case (other than an Event of Default specified in Section 3.1(d) or 3.1(e)), unless the principal shall have already become due and payable, by notice in writing to the Company (the "Acceleration Notice"), a Holder may declare the entire principal amount of the Debentures owned by such Holder and any interest accrued thereon (and the aggregate amounts described below) to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default specified in Section 3.1(d) or 3.1(e) occurs, the principal of and any accrued interest on the Debentures (and the aggregate amounts described below) shall become and be immediately due and payable without any declaration or other act on the part of any Holder of Debentures.

    For purposes of this Section 3.1, the principal amount of the Debenture is outstanding until such date as the Holder shall have been issued Underlying Shares upon a conversion (or attempted conversion) thereof. Within five (5) Business Days of receipt by the Holder of payments of amounts due to the Holder, the Holder shall return the Debenture to the Company. In the event of the occurrence of an Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any demand for payment may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

    Upon delivery of any Acceleration Notice to the Company, the Company shall promptly provide a copy of such notice to the other Holders, if any, within three (3) Business Days of the Company's receipt thereof. Failure to deliver such notice shall not affect the validity of the notice delivered by the Holders in accordance with the provisions referred to above.

    The exercise of any rights and remedies conferred upon or reserved to the Holders upon any Event of Default shall be subject to the subordination provisions contained in Article VI hereof.

    Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

  No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Debenture or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

  EXCHANGE; CONVERSION
    Right of Debentureholder to Exchange Debenture. Subject to and upon compliance with the provisions of this Article IV, this Debenture is exchangeable for an equal principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.
    Right of Debentureholder to Convert Debenture into Common Stock.
      Optional Conversion. Subject to and upon compliance with the provisions of this Section 4.2, the principal amount of this Debenture, or any portion thereof (and any accrued but unpaid interest thereon) may, at any time and at or before the close of business on the Maturity Date be converted into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at a conversion price equal to $15.00 per share, subject to the provisions of this Article IV (the "Conversion Price"). If any adjustment in the Conversion Price and, if applicable, a change in the securities or other property issuable upon conversion has taken place pursuant to Articles III, IV or V hereof, then the conversion described in this Section 4.2(a) shall be at the applicable Conversion Price and in such securities or other property as so adjusted.
      Conversion upon Event of Default. If an Event of Default occurs, and if the Company has not paid in full all of the principal and interest due and payable on this Debenture within five (5) Business Days after receipt of the Holder's Acceleration Notice (or within five (5) Business Days after the occurrence of an Event of Default specified in Section 3.1(d) or 3.1(e)), the unpaid principal amount of this Debenture, or any portion thereof (and any accrued but unpaid interest thereon) and any other amounts owed hereunder (and any accrued but unpaid interest thereon) may, at the Holder's option at any time at or before such principal and interest and any other amounts owed hereunder and any additional interest that may accrue thereafter have been paid in full by the Company, be converted into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at a conversion price equal to the greater of (i) the Average Price on the date the related Notice of Conversion is delivered to the Company and (ii) the par value per share of the Common Stock on the date the related Notice of Conversion is delivered to the Company.
      Conversion after the Stated Maturity Date. After the Stated Maturity Date, if the Company has not paid in full all of the principal and interest due and payable on this Debenture as of such date, the unpaid principal amount of this Debenture, or any portion thereof (and any accrued but unpaid interest thereon) may at the option of Holder, at any time at or before such principal and interest due and payable as of the Stated Maturity Date and any additional interest that may accrue thereafter have been paid in full by the Company, be converted into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at a conversion price equal to the Average Price on the date the related Notice of Conversion is delivered to the Company.
      Conversion upon Incurrence of Conversion Indebtedness. In the event the Holder exercises its option to cause the Company to repurchase this Debenture, or any portion thereof (and any accrued but unpaid interest thereon) pursuant to Section 4.3, and the Cash of the Company, measured as of the end of the fiscal quarter most recently completed prior to the date of the Holder Conversion Indebtedness Notice, is not sufficient to pay in full the Conversion Indebtedness Repurchase Price, the unpaid principal amount of this Debenture, or any portion thereof (and any accrued but unpaid interest thereon) may, at the option of the Holder, be converted into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to "A" divided by "B," where "A" is the Conversion Indebtedness Repurchase Price minus the amount of the Conversion Indebtedness Repurchase Price that has been paid in cash to the Holder by the Company (such difference, the "Remaining Conversion Indebtedness Repurchase Price"), and "B" is the Average Price on the date the related Notice of Conversion is delivered to the Company. In the event that the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock to be issued by the Company upon a conversion under this Section 4.2(d) is greater than the Maximum Share Amount, in addition to issuing to the Holder a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Maximum Share Amount, the Company shall, within five (5) Business Days after such issuance, pay the Holder in cash an amount equal to the Remaining Conversion Indebtedness Repurchase Price minus an amount equal to (y) the Maximum Share Amount times (z) the Average Price on the date the related Notice of Conversion is delivered to the Company.
      Notice of Conversion. The Holder desiring to make any conversion of this Debenture pursuant to this Section 4.2 shall deliver to the Company, during usual business hours of the Company's office, or, at the Holder's option, to the Company's transfer agent during its usual business hours (with a copy to the Company), a written notice of election to convert, as provided in the form attached hereto as Exhibit A (a "Notice of Conversion"), accompanied, if required, by this Debenture or the Debentures, the principal amount of which is (are) to be converted.
    Repurchase upon Incurrence of Conversion Indebtedness.
      Right to Cause Repurchase. In the event that the Company incurs any Conversion Indebtedness, then the Company shall, within two (2) Business Days after the execution and delivery of the instrument creating or evidencing the same, give written notice (a "Company Conversion Indebtedness Notice") of the incurrence of such Conversion Indebtedness and a copy of the instrument creating or evidencing such Conversion Indebtedness to the Holder. For a period of ten (10) Business Days after receipt of a Company Conversion Indebtedness Notice, the Holder shall have the right, exercisable upon written notice to the Company (a "Holder Conversion Indebtedness Notice"), delivered within such ten (10) Business Day period, to cause the Company to repurchase all or part of this Debenture from the Holder in cash at a purchase price (the "Conversion Indebtedness Repurchase Price") equal to "X," where "X" equals (a) the unpaid principal amount of this Debenture on the date of the Holder Conversion Indebtedness Notice, plus (b) an amount that is equal to

      C x [(1+r)t-1],

      where "C" equals the aggregate principal amount in U.S. Dollars of the Debenture to be converted as set forth in the Holder Conversion Indebtedness Notice, "r" equals 0.35, and "t" equals the number of years or fractional years between the Closing Date and the date of the applicable Holder Conversion Indebtedness Notice (e.g. if the date of the Holder Conversion Indebtedness Notice is two years and 10 days after the Closing Date, "t" equals 2 plus 10/360), minus (c) the aggregate amount of interest paid on this Debenture as of the date the Holder Conversion Indebtedness Notice is delivered to the Company. In the event that the Holder exercises its option to cause the Company to repurchase all or part of this Debenture in cash pursuant to this Section 4.3, the Company shall pay the Conversion Indebtedness Repurchase Price within five (5) Business Days of its receipt of the applicable Holder Conversion Indebtedness Notice.

      Administrative Matters. Upon a repurchase of all of this Debenture pursuant to this Section 4.3, the Holder shall physically surrender the Debenture to the Company. Upon a repurchase of part of this Debenture pursuant to this Section 4.3, the Holder and the Company shall maintain records showing the principal amount already repurchased and the dates of such repurchases or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such repurchase. Promptly after any repurchase under this Section 4.3, the Company shall provide the Holder with a certificate executed by an officer of the Company that sets forth the aggregate principal amount repurchased prior to such repurchase, the principal amount remaining under the Debenture after such repurchase and the dates of all repurchases that have occurred as of the date of such certificate. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of the Debenture is repurchased, the Holder may not transfer the Debenture unless the Holder first physically surrenders the Debenture to the Company, whereupon the Company shall promptly issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of the Debenture. The Holder and any assignee, by acceptance of the Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following the repurchase of a portion of a Debenture, the unpaid and unconverted principal amount of such Debenture represented by such Debenture may be less than the amount stated on the face thereof.
    Adjustment for Dividends; Interest Payment After Conversion. No payment or adjustment will be made for dividends on any Common Stock except as provided herein. On conversion of a Debenture, that portion of interest accrued and unpaid attributable to the period from the Original Issuance Date to the Conversion Date with respect to the converted Debenture shall not be canceled, extinguished or forfeited, but rather shall be paid in full to the Holder thereof by the payment of an amount of shares of Common Stock valued at the then applicable Conversion Price; provided, however, that the Company may pay such amount in cash if it provides the Holder with not less than ten (10) days' prior written notice of such intention. If the Holder converts more than one Debenture at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the total principal amount of the Debentures converted.
    Issuance of Shares Upon Conversion.
      As promptly as practicable, but in any event no later than three (3) Trading Days after delivery of a Notice of Conversion and, if required, the surrender, as herein provided, of any Debenture or Debentures for conversion, the Company shall deliver or cause to be delivered to the Holder of this Debenture or the Debentures delivering such Notice of Conversion, or such Holder's designee, a certificate or certificates representing the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, into which such Debenture or Debentures may be converted in accordance with the provisions of this Article IV. Such conversion shall be deemed to have been made at the time and on the date the Notice of Conversion is delivered to the Company, as long as, if required, this Debenture or the Debentures being converted are promptly delivered to the Company. The rights of the Holder of such Debenture or Debentures as a Holder (subject to the Company's satisfaction of its obligations hereunder with respect to such conversion) shall cease at such time with respect to the converted Debentures, and the Person or Persons entitled to receive the shares of Common Stock, upon conversion of such Debenture or Debentures, shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time (the "Conversion Date"). Subject to paragraph 4.5(b), if any Debenture is converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof a new Debenture or Debentures of authorized denominations, as requested by such Holder, in aggregate principal amount equal to the unconverted portion of such Debenture.
      Notwithstanding anything to the contrary set forth herein, upon conversion of a Debenture in accordance with the terms thereof, the Holder shall not be required to physically surrender the Debenture to the Company unless the entire unpaid principal amount of the Debenture is so converted. The Holder and the Company shall maintain records showing the principal amount already converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion. Promptly after any conversion hereunder, the Company shall provide the Holder with a certificate executed by an officer of the Company that sets forth the aggregate principal amount converted under the Debenture prior to such conversion, the principal amount remaining under the Debenture after such conversion and the dates of all conversions that have occurred as of the date of such certificate. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of the Debenture is converted, the Holder may not transfer the Debenture unless the Holder first physically surrenders the Debenture to the Company, whereupon the Company shall promptly issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of the Debenture. The Holder and any assignee, by acceptance of the Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of a Debenture, the unpaid and unconverted principal amount of such Debenture represented by such Debenture may be less than the amount stated on the face thereof.
      In lieu of delivering physical certificates representing the Debenture Shares, provided the Company's transfer agent is participating in the Depository Trust Company Fast Automated Securities Transfer (FAST) program, upon request of the Holder and in compliance with the provisions of Sections 4.1, 4.2 and 4.5, the Company shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Debenture to the Holder by crediting the account of a broker designated by Holder at the Depository Trust Company through its Deposit Withdrawal Agent Commission system. The time period for delivery described in Section 4.5(a) shall apply to the electronic transmittals described herein.
    Adjustment of Conversion Price. In addition to any adjustment to the Conversion Price provided elsewhere in this Debenture, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:
      Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Company, at any time while this Debenture is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares or (d) issue by reclassification of shares of Common Stock any shares of Capital Stock of the Company, the Conversion Price thereafter shall be determined by multiplying the Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this paragraph 4.6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
      Rights; Warrants. If the Company, at any time while this Debenture is outstanding, shall issue rights or warrants to all of the holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Average Price (such Average Price to be determined as of the record date for the determination of stockholders entitled to receive such rights or warrants), the Conversion Price thereafter shall be determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the such record date plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares so offered (or the aggregate conversion price of the convertible securities so offered, which shall be determined by multiplying the number of shares of Common Stock issuable upon conversion of such convertible securities by the conversion price per share of Common Stock pursuant to the terms of such convertible securities) would purchase at the Average Price as of such record date. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. Upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 4.6, if any right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of (i) that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised and (ii) such number of shares of Common Stock that were issued and sold for the consideration actually received by the Company upon the actual exercise of such rights and warrants plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights or warrants.
      Subscription Rights. If the Company, at any time while this Debenture is outstanding, shall distribute to all of the holders of Common Stock evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 4.6(a) and (b) above) ("Subscription Rights"), then in each such case the Conversion Price at which this Debenture shall thereafter be exercisable shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the Average Price determined as of the record date mentioned above, and the numerator of which shall be such Average Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding twenty five percent (25%) of the net assets of the Company, such fair market value shall be determined by an Appraiser selected in good faith by the Holder, whose fees and expenses shall be paid by the Company; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser meeting the same qualifications, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. Upon the expiration or termination of any such Subscription Rights, the Conversion Price of the Debenture to the extent in any way affected by or computed using such Subscription Rights, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such Subscription Rights. In the event that the Company has a preferred shares rights plan in effect ("Rights Plan"), upon conversion of any portion of the Debentures into Common Stock, the Holder of the Debentures so converted will receive, in addition to the Common Stock, the rights described therein (whether or not the rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in the Rights Plan. Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 4.6(c).
      Rounding. All calculations under this Section 4.6 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.
      Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to paragraphs 4.6(a), (b) or (c), the Company shall promptly deliver to the Holder a certificate executed by an officer of the Company setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
      Reclassification, Etc. If:
        the Company shall declare a dividend (or any other distribution) on its Common Stock; or
        the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or
        the Company shall authorize the granting to the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or any rights; or
        the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or
        the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

    then, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder, at least five (5) Business Days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

    Effect of Reclassification, Consolidation, Merger or Sale on Conversion Right.
      General. If any of the following shall occur, namely: (a) any reclassification or change of shares of Common Stock issuable upon conversion of the Debentures (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 4.6); (b) any consolidation or merger or combination to which the Company is a party other than a consolidation or merger or combination in which the stockholders of the Company immediately prior to such consolidation or merger or combination directly or indirectly hold more than fifty percent (50%) of the voting power of the continuing corporation immediately after such consolidation or merger or combination and which does not result in any reclassification of, or change (other than (i) a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or (ii) as a result of the issuance in exchange for the Common Stock of shares of common stock of a newly formed parent of the Company, such common stock having characteristics substantially equivalent to the Common Stock) in, outstanding shares of Common Stock; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Company, directly or indirectly, to any Person, then the Company, or such successor, purchasing or transferee corporation, as the case may be, shall, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, execute and deliver to each Holder an executed supplemental written instrument providing that the Holder of each Debenture then outstanding shall have the right to convert such Debenture into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such Debenture immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance. Such supplemental written instrument shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article IV. If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then such supplemental written instrument shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holders of the Debentures as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 4.7 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances. Notwithstanding the foregoing, for a period of twenty (20) Business Days after the Holder's receipt of the supplemental written instrument referred to above, the Holder shall have the right, exercisable upon written notice to the Company or any successor, purchasing or transferee corporation, as the case may be, delivered within such twenty (20) Business Day period, to cause the Company or any successor, purchasing or transferee corporation, as the case may be, to repurchase all or part of this Debenture from the Holder at a purchase price equal to $1,000 per $1,000 principal amount of the Debenture to be repurchased, together with accrued interest up to, but not including, the repurchase date.
      Administrative Matters. Upon a repurchase of all of this Debenture pursuant to Section 4.7(a), the Holder shall physically surrender the Debenture to the Company. Upon a repurchase of part of this Debenture pursuant to Section 4.7(a), the Holder and the Company or any successor, purchasing or transferee corporation, as the case may be, shall maintain records showing the principal amount already repurchased and the dates of such repurchases or shall use such other method, reasonably satisfactory to the Holder and the Company or any successor, purchasing or transferee corporation, as the case may be, so as not to require physical surrender of this Debenture upon each such repurchase. Promptly after any repurchase under this Section 4.7, the Company or any successor, purchasing or transferee corporation, as the case may be, shall provide the Holder with a certificate executed by an officer of the Company or any successor, purchasing or transferee corporation, as the case may be, that sets forth the aggregate principal amount repurchased prior to such repurchase, the principal amount remaining under the Debenture after such repurchase and the dates of all repurchases that have occurred as of the date of such certificate. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of the Debenture is repurchased, the Holder may not transfer the Debenture unless the Holder first physically surrenders the Debenture to the Company, whereupon the Company shall promptly issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of the Debenture. The Holder and any assignee, by acceptance of the Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following the repurchase of a portion of a Debenture, the unpaid and unconverted principal amount of such Debenture represented by such Debenture may be less than the amount stated on the face thereof.
    Officer's Certificate. Whenever the number of shares purchasable upon conversion shall be adjusted as required by the provisions of Section 4.6 or 4.7, the Company shall forthwith file in the custody of its secretary or an assistant secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted number of shares and the adjusted Conversion Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officer's certificate shall be made available at all reasonable times for inspection by any Holder of the Debentures and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to each Holder.
    Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon conversion of the Debentures as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding Debentures into Common Stock under the Debentures at the then applicable Conversion Price (the "Reserved Amount"). The Company covenants that all shares of the Common Stock issued upon conversion of the Debenture which shall be so issuable shall, when issued, be duly and validly issued and fully paid and nonassessable. If at any time the number of authorized but unissued shares of Common Stock of the Company shall not be sufficient to effect the conversion of all outstanding Debentures into Common Stock, the Company will forthwith take such corporate action as may be necessary and within its control and use its commercially reasonable best efforts to cause the shareholders of the Company to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
    Compliance with Governmental Requirements. The Company covenants that if any shares of Common Stock required to be reserved for purposes of conversion of Debentures hereunder require registration with or approval of any governmental authority under any federal or state law, or any national securities exchange or quotation system, before such shares may be issued upon conversion, the Company will use its commercially reasonable best efforts to cause such shares to be duly registered or approved, as the case may be.
    Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.
    Payment of Tax Upon Issue or Transfer. The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted, and the Company shall not be required to issue or deliver such certificates in a name other than that of the Holder unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
    Allocations of Reserved Amount. The Reserved Amount shall be allocated pro rata among the Holders based on the principal amount of Debentures issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the principal amount of Debentures held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Debentures, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any Person which does not hold any Debentures shall be allocated to the remaining Holders, pro rata, based on the principal amount of such Debentures then held by such Holders.
  AUTOMATIC CONVERSION
    Automatic Conversion.
      Automatic Conversion. Subject to the conditions set forth below in this Section 5.1, the entire outstanding principal amount of this Debenture (and any accrued but unpaid interest thereon) shall automatically be converted into shares of Common Stock at the then applicable Conversion Price, if the average Per Share Market Value over fifteen (15) consecutive Trading Days exceeds 146.6667% of the then applicable Conversion Price. After February 12, 2004, subject to the conditions set forth below in this Section 5.1, the entire outstanding principal amount of this Debenture (and any accrued but unpaid interest thereon) shall automatically be converted into shares of Common Stock at the then applicable Conversion Price, if the average Per Share Market Value over thirty (30) consecutive Trading Days exceeds 106.6667% of the then applicable Conversion Price. The automatic conversion of this Debenture into shares of Common Stock pursuant to either of the preceding two sentences shall be defined herein as an "Automatic Conversion." The average Per Share Market Value meeting the criteria set forth in either of the first two sentences of this Section 5.1(a) shall be defined herein as an "Automatic Conversion Event."
      Conditions to Automatic Conversion. Any Automatic Conversion set forth in Section 5.1(a) shall occur automatically without any further action by the Company or any Holder so long as the following conditions are satisfied as of the date of the Automatic Conversion Event: (i) no Event of Default (or any event that with the passage of time or giving of notice or both would constitute an Event of Default) shall have occurred and be continuing, (ii) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities can be made thereunder (subject to any restrictions contained in applicable underwriter or other lock up agreements) for at least twenty (20) Business Days prior to the date of the Automatic Conversion Event, and (iii) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Debentures.
    Mechanics of Automatic Conversion. Upon the occurrence of any Automatic Conversion Event, the Company shall deliver a notice (an "Automatic Conversion Notice") by facsimile and overnight courier to each Holder no later than two (2) Business Days after the occurrence of the Automatic Conversion Event. Such Automatic Conversion Notice shall indicate (a) the Conversion Price, (b) the number of shares of Common Stock that each Holder shall receive as a result of the Automatic Conversion, and (c) a confirmation of the date that the Automatic Conversion Event occurred (the "Automatic Conversion Date"). For all purposes hereunder, the Automatic Conversion Date shall be deemed the Conversion Date. The Company shall issue the Common Stock promptly after the Automatic Conversion Date unless the Holder notifies the Company within five (5) Business Days after receipt of the Automatic Conversion Notice from the Company that the Holder disagrees with the occurrence of the Automatic Conversion Event or any other matter contained in the Automatic Conversion Notice. If the Holder and the Company fail to agree upon the occurrence of the Automatic Conversion Event or any other matter contained in the Automatic Conversion Notice within one (1) Business Day after the Holder has given such notice, the matter shall be determined promptly by a securities firm (the fees and expenses of which shall be paid by the Company) acceptable to both the Holder and the Company, and such computation shall be final and binding. The issuance of shares by the Company following the occurrence of an Automatic Conversion Event shall be subject to the provisions set forth in Section 4.5, mutatis mutandis.
  SUBORDINATION OF DEBENTURES
    Debentures Subordinate to Senior Indebtedness. The Company covenants and agrees, and each Holder of a Debenture, by his or its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article VI, the payment of the principal of (and premium, if any) and interest on each and all of the Debentures are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness.
    No Payment on Debentures in Certain Circumstances.
      No payment or distribution of cash, property or securities (other than Common Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as the Debentures) of the Company shall be made by the Company with respect to the principal of or interest on the Debentures, or to defease or acquire any of the Debentures, or on account of the repurchase provisions of the Debentures and no action shall be taken (judicial or otherwise) to collect any such payment or distribution (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all Senior Indebtedness shall first be paid in full in cash, or such payment duly made in a manner satisfactory to the holders of such Senior Indebtedness or (ii) in the event that the Company defaults (and such default continues beyond any applicable period of grace) in the payment of any principal of, premium, if any, or interest on or any other amounts payable on or due in connection with any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been waived in writing by the holders of the Senior Indebtedness.
      If any default other than a payment default contemplated by Section 6.2(a)(ii) above shall have occurred and be continuing that would permit the holders of the Senior Indebtedness to accelerate the maturity of Senior Indebtedness, upon written notice (a "Payment Blockage Notice") of the default given to the Company and the Holders by the holders of, or an agent, trustee or other representative for, such Senior Indebtedness, then, unless and until such default has been waived in writing, no payment or distribution of cash or property (other than Common Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as the Debentures) of the Company shall be made by the Company with respect to the principal of or interest on the Debentures or to acquire or repurchase any of the Debentures for cash or property other than Common Stock of the Company, and no action shall be taken (judicial or otherwise) to collect any such payment or distribution. If such Senior Indebtedness is not declared due and payable within one hundred eighty (180) days after written notice of the event of default is given, promptly after the end of the 180-day period, the Company shall pay all sums due in respect of the Debentures and not paid during the 180-day period. Payments on the Debentures may and shall be resumed in the case of a payment default only upon the date on which such default is waived in writing by the holders of the Senior Indebtedness or their agent. During any 360-day consecutive period, only one such period during which payment with respect to the Debentures may not be made as the result of a Payment Blockage Notice may commence and the duration of such period may not exceed one hundred eighty (180) days. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holders shall be, or be made, the basis for a subsequent Payment Blockage Notice.
      In the event of the acceleration of the Debentures because of an Event of Default, no payment or distribution shall be made to any Holder of Debentures in respect of the principal of, premium, if any, or interest on the Debentures by the Company until all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Debentures. If payment of the Debentures is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of such acceleration.
    Debentures Subordinated To Prior Payment Of All Senior Indebtedness On Dissolution, Winding Up, Liquidation Or Reorganization. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership or similar proceedings relating to the Company or its property or upon an assignment for the benefit of creditors or any marshalling of the Company's assets or liabilities or otherwise):
      the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal of and interest due on Senior Indebtedness (including interest accruing after the commencement of a bankruptcy or insolvency at the rate specified in the applicable Senior Indebtedness documents and including, without limitation, in respect of premiums, indemnities or otherwise), before the Holders are entitled to receive any payment or distribution on account of the principal of or interest on the Debentures; and
      any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (except that the Holders may receive securities that are subordinated at least to the same extent as the Debentures to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness), to which the Holders would be entitled except for the provisions of this Section 6.3 will be paid by the liquidating trustee or agent or other Persons making such a payment or distribution directly to the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives to the extent necessary to make or provide for payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness or provision for that payment or distribution.

    The Company will give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors.

    Subrogation To Rights Of Holders Of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on the Debentures shall be paid in full; and, for the purposes of such subrogation:
      no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article VI and no payment pursuant to the provisions of this Article VI to the holders of Senior Indebtedness by the Holders shall, as between the Company, its creditors (other than holders of Senior Indebtedness) and the Holders, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and
      no payments or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provisions of this Article VI, which would otherwise have been paid to the holders of Senior Indebtedness, shall be deemed to be a payment by the Company to or for the account of the Holders of the Debentures.
    Provisions Solely To Define Relative Rights. The provisions of this Article VI are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article VI or elsewhere in this Debenture or in the Debentures is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Debentures the principal of (any premium, if any) and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights against the Company of the Holders of the Debentures and creditors of the Company other than the holders of Senior Indebtedness or (c) prevent the Holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Article VI of the holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the Holder upon the exercise of any such remedy.
    Right To File Proof Of Claim. In the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership or similar proceedings relating to the Company or its property or upon any assignment for the benefit of creditors or any marshalling of the Company's assets or liabilities or otherwise) tending towards liquidation of the business and assets of the Company, with respect to the filing of a claim for the unpaid balance of any Holder's Debentures in the form required in those proceedings, if the Holder does not file a proper claim or proof of debt in the form required in such proceeding at least thirty (30) days before the expiration of the time to file such claim or claims, then the holders of Senior Indebtedness and their agents, trustees, or other representatives are hereby authorized to have the right to file, and are hereby authorized to file, an appropriate claim for and on behalf of each such Holder.
    No Waiver Of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

    Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of the Debentures, without incurring responsibility to the Holders of the Debentures and without impairing or releasing the subordination provided in this Article VI or the obligations hereunder of the Holders of the Debentures to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

    Notice To Holders. The Company shall give prompt written notice to the Holders of any fact known to the Company which would prohibit the making of any payment to or by the Holders in respect of the Debentures.

    The Holders shall be entitled to rely on the delivery to them of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a representative thereof) to establish that such notice has been given by a holder of Senior Indebtedness (or representative thereof). In the event that the Holders determine in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness (or a representative thereof) to participate in any payment or distribution pursuant to this Article VI, the Holders may request such Person to furnish evidence to the reasonable satisfaction of the Holders as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VI, and if such evidence is not furnished, the Holders may defer any payment or distribution to such Person pending judicial determination as to the right of such Person to receive such payment or distribution.

    Reliance On Judicial Order Or Certificate Of Liquidating Agent. Upon the payment or distribution of assets of the Company referred to in this Article VI, the Holders of the Debentures shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of the creditors, agent or other Person making such payment or distribution, delivered to the Holders of Debentures, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.
    No Adverse Modification To Debenture. Neither the Holders nor the Company shall enter into any modification of the Debentures that is in any way adverse to the holders of the Senior Indebtedness.
    Notice To Holders Of Senior Indebtedness. The Company will furnish to the holders of Senior Indebtedness no less frequently than once per fiscal quarter, or at any time upon request therefor, a true and correct copy of the then most current Register setting forth the names and addresses of the Holders as of such date.
  MISCELLANEOUS
    Modification Of Debentures. This Debenture may be modified without prior notice to the Holder upon the written consent of the Company and the Holders of more than fifty percent (50%) of the principal amount of the Debentures then outstanding. The Holders of more than fifty percent (50%) of the principal amount of the Debentures then outstanding may waive compliance by the Company with any provision of this Debenture without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (i) reduce the amount of Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal amount of or extend the fixed maturity of any Debenture or (iii) make any Debenture payable in money or property other than as stated in the Debentures.
    Governing Law. This Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Debenture, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder of this Debenture by acceptance of this Debenture agrees to be bound by the provisions of this Debenture which are expressly binding on such Holder.
    Rank And Subordination. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on, this Debenture at the time, place, and rate, and in the coin or currency (or, as provided herein, in Common Stock), herein prescribed. This Debenture is a direct obligation of the Company and is subordinate to the Senior Indebtedness. Except as otherwise provided herein, the Company may not voluntarily prepay the outstanding principal amount of this Debenture.
    Debentures Owned By Company Deemed Not Outstanding. In determining whether the holders of the requisite aggregate principal amount of Debentures have concurred in any direction, consent or waiver under this Debenture, Debentures which are owned by the Company or any other obligor on the Debentures or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Debentures shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Debentures owned by the Purchasers shall be deemed outstanding for purposes of making such a determination. Debentures so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee's right so to act with respect to such Debentures and that the pledgee is not the Company or any other obligor on the Debentures or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the Debentures.
    Limitations on Transfer. In addition to any other restrictions contained herein or imposed by law, this Debenture may not be sold, assigned or otherwise transferred if as a result thereof, the Company's 4% Convertible Subordinated Debentures due February 12, 2007 would be held of record or beneficially by more than five (5) Persons.
    Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received before 7:00 p.m. local time where such notice is received) or the first business day following such delivery (if received on or after 7:00 p.m. local time where such notice is received) or (c) one (1) business day after deposit with a nationally recognized overnight courier, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
        If to the Company:

        Napro BioTherapeutics, Inc.
        6304 Spine Road, Unit A
        Boulder, Colorado 80301
        Attention: Mr. Leonard P. Shaykin
        Chairman and Chief Executive Officer
        Telephone: (303) 530-3891
        Facsimile: (303) 530-1296

        with a copy to:

        Cooley Godward LLP
        380 Interlocken Crescent, Suite 900
        Broomfield, Colorado 80021-8023
        Attention: Francis R. Wheeler, Esq.
        Telephone: (720) 566-4000
        Facsimile: (720) 566-4099

        If to the Holder:

    Attention:
    Telephone:
    Facsimile:

    with a copy to:

    Attention:
    Telephone:
    Facsimile:

    Each party shall provide written notice to the other parties of any change in address or facsimile number in accordance with the provisions hereof.

    Effect Of Titles And Headings; References. The titles and headings herein are for convenience only and shall not affect the construction hereof. References herein to Sections and Articles are to Sections and Articles of this Debenture, unless otherwise expressly provided.
    No Rights As Stockholder. This Debenture shall not entitle the Holder to any rights as a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.
    Failure Or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NAPRO BIOTHERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT A

NAPRO BIOTHERAPEUTICS, INC.

CONVERSION NOTICE

Reference is made to the Debenture issued by Napro Biotherapeutics, Inc. (the "Debenture"). In accordance with and pursuant to the Debenture, the undersigned hereby irrevocably elects to convert the principal amount of the Debenture, indicated below into shares of Common Stock, par value $0.0075 per share (the "Common Stock"), of the Company, by tendering the Debenture specified below as of the date specified below.

Date of Conversion:

Aggregate Principal Amount to be converted:

Debenture no(s). of Debenture to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Debenture is being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization: By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Acknowledged and Accepted:

NAPRO BIOTHERAPEUTICS, INC.

By:
Name:
Title: